Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2014 (except for the adjustments to the statements of cash flows described in Note 1 under the caption of Basis of Presentation, and for the revisions to the guarantor condensed consolidating financial statements described in Note 27, which are as of February 25, 2015), with respect to the consolidated financial statements as of December 31, 2013 and for each of the two years in the period ended December 31, 2013, included in the Annual Report of Tronox Limited on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of Tronox Limited on Form S-8 (File No. 333-182556).

/s/ Grant Thornton LLP
Oklahoma City, Oklahoma
February 25, 2015